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                                                                  Exhibit 10.1

         CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


                           PRODUCT PURCHASE AGREEMENT

         This Agreement is made this 24th day of May 2000 ("Effective Date") by and between Innovative Magnetic Technologies Inc. dba CalNetix, a California corporation, with offices located at 363 Van Ness Way, #401, Torrance California ("Seller") and Q Power, Inc., a Delaware corporation, with offices located at 535 Westgate Drive, Napa California ("Buyer") collectively known as the ("Parties"),

                                 WITNESSETH THAT

         WHEREAS, Seller is in the business inter alia of designing, manufacturing and selling magnetic bearings; and

         WHEREAS, Buyer has invented and has filed a provisional patent for a new flywheel system [**] and is desirous of completing development and commercially producing the new flywheel system for sale to its customers; and

         WHEREAS, Buyer requires a magnetic bearing supplier having the technical capability and willingness to support Buyer's development efforts; and

         WHEREAS, Seller is developing [**] which will meet Buyer's requirements (the "Product"); and

         WHEREAS, Seller and Buyer desire that Seller will supply Buyer with all of Buyer's requirements for Products, and Seller desires that Buyer will procure all of its requirements for Products from Seller on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, and representations herein contained, the Parties agree as follows:

1.       Development of the Product

         The Parties shall work together during a development period to complete development of the Product (the "Development Period"). The Development Period shall include the time from the end of the activity undertaken by Seller [**] to the conclusion of testing of a first flywheel system produced by the Parties that is supported on a Product and ready for commercial introduction. The costs of developing the Product

[**] = Confidential treatment requested for redacted portion.
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and the flywheel system incorporating the Product shall be borne by Buyer on terms to be negotiated by the Parties.

2.       Qualification of Products

         Buyer and Seller shall cooperate in the performance of certain qualification tests to demonstrate the capability of the Product to meet Buyer's performance requirements, environmental survival and endurance requirements as set forth in a performance specification yet to be written. Seller shall provide engineering design data pertaining to the Product as installed in Buyer's flywheel system as Buyer requires to complete design, installation in the flywheel system and testing, and shall support testing by Buyer as required to assist Buyer in obtaining whatever approvals are needed for commercial sale of Buyer's flywheel system. Buyer shall be responsible for all costs of testing and approval, under terms to be agreed in a purchase order from Buyer.

3.       Exclusive Purchase of Buyer's Requirements

         Buyer agrees to purchase Products only from Seller for use in its flywheel systems, and that it will not purchase Products for use in its flywheel systems except from Seller as long as the exclusive supply arrangement in
Article 4 remains in effect.

4.       Exclusive Supply of Buyer's Requirements

         Seller agrees to sell Products [**] only to Buyer, and that it will not sell Products [**] during the term of this Agreement except to Buyer as long as Buyer meets the minimum purchase requirements of Article 5 below. If Buyer does not meet the minimum purchase requirements of Article 5 and Seller intends to sell Products for use in flywheel systems as provided in Article 5, it shall so advise Buyer prior to entering any agreement for such sale so that Buyer will know it is released from its obligations in Article 3.

5.       Minimum Purchase Requirements

         During the term of this Agreement, Buyer's exclusive right to purchase Products for flywheel systems from Seller, and Seller's agreement to sell Products only to Buyer for flywheel systems, as set forth in Articles 3 and 4 above, are conditioned upon purchase by Buyer of the following number of Products from Seller during the periods indicated. A purchase shall be deemed to have been accrued by Seller's actual receipt of the purchase order.

         Time Period:

         [**]

[**] = Confidential treatment requested for redacted portion.

                                                                              2

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         In the event Buyer fails to purchase the minimum number of Products for the applicable period, Buyer's exclusive rights with respect to the sale and distribution of the Products for use in flywheel systems, may, at Seller's option, become non-exclusive for the remaining term of the Agreement; provided, however, that Buyer shall have the right prior to the termination of any applicable period to pay Seller an amount equal to ten percent (10%) of the purchase price for the additional number of Products required to be purchased by Buyer during the applicable period to retain exclusivity.

6.       Manufacture by Buyer

         a) Seller shall be the exclusive manufacturer of Products purchased by Buyer as set forth above, however, Buyer shall have the right to manufacture the Products or have others manufacture the Products for Buyer in the event that during the term of this Agreement:

            i)       Seller dissolves, or terminates its operations, or

            ii) Seller is unable to supply Products meeting performance requirements, on time and of acceptable quality per mutually agreed quality assurance standards.

         b) If Seller fails to supply Products as set forth in paragraph a)ii) above, Buyer will notify Seller in writing of the failure and Seller will have 45 days to cure. Should Seller be unable to cure, or unwilling to supply Products, Buyer shall have a non-exclusive world-wide license to make, have made, modify and sell the Products, as original and replacement elements of Buyer's flywheel systems, and Seller shall furnish Buyer with a complete set of data required to make the Products for a reasonable fee, covering reproduction and transmittal. This data shall include as a minimum detail manufacturing drawings, operating system software, electrical schematics, process specifications, and other data required for manufacture of the Products.

         c) Should the Buyer notify Seller in writing of deficiencies in the Product and Seller is unable to correct these deficiencies within 30 days, Seller will deposit into an escrow account, the costs of which will be borne by Buyer, all drawings, specifications and other data required for manufacture of the Products. Upon expiration of the deficiency period set forth in paragraph b) above, Seller will instruct escrow holder to release the data package to the Buyer.

7.       Joint Patents

         a) In the course of efforts undertaken by the Parties individually or together in the course of the Feasibility Study and the Development Period to produce the Product, the Parties shall freely and openly cooperate. Inventions pertaining to Products developed by the Parties jointly or individually during the Development Period

[**] = Confidential treatment requested for redacted portion.

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(the "Inventions") shall be owned jointly and equally, and use of these
Inventions shall be allocated as follows:

            i) Buyer shall have exclusive use of the Inventions for use in flywheels;

            ii) Seller shall have exclusive use of the Inventions for magnetic bearings which it manufactures for its customers for applications other than flywheels; and

            iii)The Parties shall share equally all royalties earned as a result of licensing the Inventions for applications outside of the above areas of exclusivity. No licenses shall be granted during the term of this Agreement by either Party without agreement by the other Party, other than cross-licenses as necessary to permit the foregoing exclusive uses.

         b) The Parties shall advise each other seasonally of Inventions as a result of developing Products they make during the Feasibility Study and Development Period. Buyer shall be initially responsible for procuring and paying all costs relating to patents on the Inventions. If Buyer concludes that any particular Invention does not warrant the cost of obtaining a patent, it shall so advise Seller who shall then be free to procure a patent on that Invention.

8.       Notices

         All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, given by prepaid telegram or mailed first class, postage prepaid, by registered, certified or express mail, or other express delivery service as follows:

If to Seller:

                  Patrick McMullen, Vice President
                  CalNetix
                  363 Van Ness Way, Unit 401
                  Torrance CA 90501

If to Buyer:

                  Dr. Christopher W. Gabrys, President
                  Q Power, Inc.
                  535 Westgate Drive
                  Napa, CA 94558

[**] = Confidential treatment requested for redacted portion.

                                                                              4
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9.       Limitations of Liability

         In no event shall either party be liable to the other for special incidental, punitive or consequential damages arising out of or related to this Agreement, its termination or expiration, or the manufacture, sale, delivery, resale, or use of any Products covered by this Agreement. This limitation applies regardless of whether the damages or other relief are sought based on breach of warranty, breach of contract, negligence, strict liability in tort, or any other legal or equitable theory. This limitation does not apply to direct damages caused by breach of a material obligation under this Agreement or to claims for personal injury by a third party.

10.      Governing Law

         Jurisdiction for claims by one party against the other under this Agreement shall be exclusively in the State of residence of the party against whom the claim is asserted. The rights and obligations of the Parties under this Agreement shall be governed by and construed in accordance with the substantive law in force in that State, without recourse to other laws or conflicts of laws.

11.      Enforceability

         In the event any part or parts of this Agreement are found to be invalid, illegal or unenforceable in any respect, the remaining provisions shall nevertheless be binding and shall in no way be affected or impaired.

12.      Sole Understanding

         This Agreement is the entire and sole understanding of the Parties with respect to the subject matter hereof and supersedes all other prior agreements, understandings, discussions and other communications, whether oral or written.

13.      Term of Agreement

         This Agreement shall remain in force, unless altered or canceled in writing by mutual consent of both Parties or as otherwise provided herein, until the tenth (10th) year anniversary of the Effective Date.

14.      Assignment

         Neither party shall assign, transfer or convey, this Agreement or any rights or obligations hereunder or attempt to do any of the foregoing, without the express prior written consent of the other, except as otherwise provided herein.

15.      Successors and Assigns

         This Agreement shall be binding upon and inure to the benefit of the parties

[**] = Confidential treatment requested for redacted portion.

                                                                              5
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hereto and their permitted successors and assigns.

16.      Arbitration

         In the event of any dispute arising hereunder, either party may submit the dispute to binding arbitration in accordance with the rules of the American Arbitration Association.

17.      Fair Pricing

         [**]

18.      Patent Rights

         This Agreement shall constitute a mutual cross-license of certain rights relating to the Inventions which rights shall commence upon the date of this Agreement, shall survive any termination of this Agreement, and shall expire upon the expiration of any patents on the Inventions (the "License Term"). Specifically:

         a) Seller hereby grants to Buyer the rights specified in Article 7(a)(i) for use within the License Term;

         b) Buyer hereby grants to Seller the rights specified in Article 7(a)(ii) for use within the License Term;

         c) Each party confirms to the other the royalty rights specified in the first sentence of Article 7(a)(iii) during the License Term.

         IN WITNESS WHEREOF, the duly authorized representatives of the Parties have executed this Agreement.


Q Power, Inc.                         CalNetix


By: /s/ Christopher Gabrys            By: /s/ Vatche Artinian
    --------------------------            -------------------------------------
Name typed: Christopher Gabrys        Name typed: Vatche Artinian
            ------------------                    -----------------------------
Title: President                      Title: President & Chief Executive Officer
       -----------------------               -----------------------------------
Date: May 24, 2000                    Date: May 24, 2000
      ------------------------              ------------------------------------


[**] = Confidential treatment requested for redacted portion.